EXHIBIT 9      Legal Opinion and Consent

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                                    Fidelity and Guaranty Life Insurance Company
                                                               1001 Fleet Street
                                                       Baltimore, Maryland 21202

December 19, 2006



Fidelity and Guaranty Life Insurance Company
1001 Fleet Street
Baltimore, Maryland 21202

Gentleman:

With reference to the Pre-Effective Amendment No. 1 to the Registration Statement number 333-137531 on Form N-4, filed by Fidelity and Guaranty Life Insurance Company and Old Mutual Financial Network Separate Account VA with the Securities and Exchange Commission on or about December ___, 2006 and covering Beacon Navigator flexible premium annuity contracts, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. Fidelity and Guaranty Life Insurance Company is duly organized and validly existing under the laws of the State of Maryland and has been duly authorized by the Insurance Department of the State of Maryland to issue variable annuity contracts.

2. Old Mutual Financial Network Separate Account VA is a duly authorized and existing separate account of Fidelity and Guaranty Life Insurance Company established pursuant to the laws of the State of Maryland.

3. The Beacon Navigator flexible premium variable annuity contracts, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Fidelity and Guaranty Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4.


Sincerely,

/s/ Michael A. McGrath

Michael A. McGrath
Senior Vice President, Secretary and General Counsel